Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-198735

Normal Automatic Preferred Enhanced Capital
Securities of

Goldman Sachs Capital II

and

Goldman Sachs Capital III

(with a liquidation amount of $1,000 per security)

fully and unconditionally guaranteed, to the extent described herein, by

The Goldman Sachs Group, Inc.

The Normal Automatic Preferred Enhanced Capital Securities (“APEX”) are beneficial interests in Goldman Sachs Capital II (“Capital II”) and Goldman Sachs Capital III (“Capital III”), each a Delaware statutory trust (a “Trust”). Capital II holds 17,500.1 shares of our Perpetual Non-Cumulative Preferred Stock, Series E (“Series E”) and Capital III holds 5,000.1 shares of our Perpetual Non-Cumulative Preferred Stock, Series F (“Series F” and, together with Series E, the “Preferred”), each having a liquidation preference of $100,000 per share. Your financial entitlements as a holder of Capital II’s APEX generally correspond to Capital II’s financial entitlements with respect to 1/100th of a share of Series E and your financial entitlements as a holder of Capital III’s APEX generally correspond to Capital III’s financial entitlements with respect to 1/100th of a share of Series F. We, The Goldman Sachs Group, Inc., own all of the outstanding Common Securities of each Trust, and fully and unconditionally guarantee, on a junior subordinated basis, payment of amounts due on its APEX to the extent described in this prospectus.

Dividends accrue on the Preferred at a rate per annum equal to the greater of (x) three-month LIBOR for the related dividend period plus 0.765% (in the case of Series E) or 0.77% (in the case of Series F) and (y) 4.000%, and are payable quarterly on each March 1, June 1, September 1 and December 1 (or if any such date is not a business day, on the next business day) to the extent declared by our board of directors (or a duly authorized committee thereof). Accordingly, distributions on each Trust’s APEX are non-cumulative and shall be payable at the same rates and on the same dates on the liquidation amount on its APEX to the extent dividends are declared on the Preferred it holds.

Each Trust’s APEX are perpetual and are redeemable only to the extent we redeem the Preferred it holds. We may redeem the Series E or the Series F at any time in whole or in part at a redemption price equal to their liquidation amount plus the amount of any dividends declared thereon and not paid prior to the redemption date, subject to the prior approval of the Board of Governors of the Federal Reserve System and our commitments under the Replacement Capital Covenants described in this prospectus. For a further discussion on redemption and the regulatory and contractual limits thereon, see “Description of the Preferred — Redemption” below.

Capital II’s APEX are listed on the New York Stock Exchange under the symbol “GS/PE” and Capital III’s APEX are listed on the New York Stock exchange under the symbol “GS/PF”.

Your investment in APEX involves risks. You should read “Risk Factors” beginning on page 10 before buying APEX, so that you may better understand those risks.

Goldman, Sachs & Co. and our other affiliates may use this prospectus in market-making transactions in the APEX. Unless you are otherwise informed in the confirmation of sale, this prospectus is being used in a market-making transaction. We will not receive any proceeds from such market-making transactions.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co.

Prospectus dated September 15, 2014.

SUMMARY INFORMATION

This summary highlights information contained elsewhere, or incorporated by reference in, this prospectus. This summary is not complete and does not contain all the information that you should consider before investing in APEX. You should read this entire prospectus carefully, including the documents incorporated by reference, which are described under “Where can I find additional information?”

References to “Goldman Sachs” in this prospectus mean The Goldman Sachs Group, Inc., together with its consolidated subsidiaries and affiliates; references to “GS Group,” “we,” “our” or similar terms mean The Goldman Sachs Group, Inc.; and references to “holders” of APEX mean The Depository Trust Company or its nominee and not indirect owners who own beneficial interests in APEX through participants in The Depository Trust Company or other entities unless otherwise stated. Please review the special considerations that apply to indirect owners in this prospectus under “Legal Ownership and Book-Entry Issuance.”

The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world. Our headquarters are located at 200 West Street, New York, New York 10282, telephone (212) 902-1000. The Goldman Sachs Group, Inc. is a bank holding company and a financial holding company regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Our U.S. depository institution subsidiary, Goldman Sachs Bank USA, is a New York State-chartered bank.

The Trusts

Goldman Sachs Capital II and Goldman Sachs Capital III, or the “Trusts,” are Delaware statutory trusts organized under Delaware law by the trustees and us. The business and affairs of each trust are conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees for each Trust are The Bank of New York Mellon, as the “Property Trustee,” BNY Mellon Trust of Delaware, as the “Delaware Trustee,” and two or more individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with us.

The principal executive office of each Trust is c/o The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, and the Trusts’ telephone number is (212) 902-1000.

Book-Entry Issuance Only

The APEX are issued only in book-entry form — i.e., as global securities registered in the name of The Depository Trust Company (“DTC”), New York, New York, or its nominee. Any sale of APEX will settle in immediately available funds through DTC. You will not be permitted to withdraw APEX from DTC except in the limited situations described under “Legal Ownership and Book-Entry Issuance — What is a Global Security? — Special Situations When a Global Security Will Be Terminated.”

Investors may hold interests in a global security through organizations that participate, directly or indirectly, in the DTC system. Those organizations include Euroclear and Clearstream, Luxembourg. See “Legal Ownership and Book-Entry Issuance” below for additional information about indirect ownership of interests in the APEX.

When we refer to “you” in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Questions and Answers

This summary includes questions and answers that highlight selected information from this prospectus to help you understand APEX and the Preferred.

What are APEX?

The APEX and the Common Securities of each Trust represent beneficial interests in that Trust. As of the date of this prospectus, Capital II’s assets consist solely of shares of Series E and Capital III’s assets consist solely of shares of Series F.

Each holder of APEX has a beneficial interest in the relevant Trust but does not own any specific shares of the Preferred held by that Trust. However, the Trust Agreement under which each Trust operates defines the financial entitlements of its APEX in a manner that causes those financial entitlements to correspond to the financial entitlements of that Trust in the Preferred it holds. Accordingly, each APEX of Capital II corresponds to 1/100th of a share of Series E held by Capital II and each APEX of Capital III corresponds to 1/100th of a share of Series F held by Capital III.

The CUSIPs are 381427AA1 for Capital II’s APEX and 38144QAA7 for Capital III’s APEX.

What are the basic terms of the Preferred?

Each Trust makes distributions on its APEX out of the dividends, if any, declared by GS Group’s board of directors (or a duly authorized committee of the board) on the Preferred it holds.

Dividend Rate. Any dividends on the Preferred are calculated at a rate per annum that resets quarterly (which is determined on the second London business day prior to the reset date) and equals the greater of (i) three-month LIBOR for the related Dividend Period plus 0.765% (in the case of Series E) or 0.77% (in the case of Series F) and (ii) 4.000%. Dividends are calculated on the basis of a 360-day year and the actual number of days in the Dividend Period elapsed.

Dividend Payment Dates. The Dividend Payment Dates for the Preferred, or “Dividend Payment Dates,” are March 1, June 1, September 1 and December 1 of each year (or if any such day is not a business day, the following business day).

Declaration of Dividends. Holders of the Preferred are entitled to receive non-cumulative cash dividends, only when, as and if declared by GS Group’s board of directors (or a duly authorized committee of the board), payable at the applicable dividend rate applied to the liquidation preference per share.

Redemption. Series E and Series F are redeemable on any date (but subject to the limitations described below under “Replacement Capital Covenants”) at GS Group’s option, in whole or in part, at a redemption price equal to $100,000 per share plus any declared and unpaid dividends, without regard to any undeclared dividends. The Preferred is not subject to any sinking fund or other obligation of GS Group to redeem, repurchase or retire the Preferred. The Trust holding the series of Preferred redeemed shall redeem its APEX upon the redemption of such Preferred as described in “What is the maturity of the APEX, and may a Trust redeem its APEX?” below.

Our right to redeem or repurchase the Preferred is subject to important limitations, including the following:

•	Redemption of the Preferred is subject to certain legal, regulatory and other restrictions described under “Description of the Preferred — Redemption” below.

•	We have made covenants in favor of certain debtholders limiting, among other things, our right to redeem or repurchase the Preferred, as described under “What is the maturity of the APEX, and may a Trust redeem its APEX?” below.

See “Risk Factors — Holders Should Not Expect GS Group to Redeem the Preferred on Any Particular Date” below.

Ranking. Shares of the Preferred rank senior to our common stock, equally with our previously issued Floating Rate Non-Cumulative Preferred Stock, Series A, $25,000 liquidation preference per share (“Series A”), 6.20% Non-Cumulative Preferred Stock, Series B, $25,000 liquidation preference per share (“Series B”), Floating Rate Non-Cumulative Preferred Stock, Series C, $25,000 liquidation preference per share (“Series C”), Floating Rate Non-Cumulative Preferred Stock, Series D, $25,000 liquidation preference per share (“Series D”), 5.95% Non-Cumulative Preferred Stock, Series I, $25,000 liquidation preference per share (“Series I”) and 5.50% Fixed-to-Floating Non-Cumulative Preferred Stock, Series J, $25,000 liquidation preference per share (“Series J”), 6.375% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, $25,000 liquidation preference per share (“Series K”), 5.70% Fixed-to-Floating Non-Cumulative Preferred Stock, Series L, $25,000 liquidation preference per share (“Series L” and, together with the Series A, Series B, Series C, Series D, Series E, Series F, Series I, Series J and Series K, the “Authorized Preferred”), and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Preferred), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up. We are generally able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of GS Group, holders of the Preferred are entitled to receive out of assets of GS Group available for distribution to stockholders, before any distribution of assets is made to holders of our common stock or of any other shares of our stock ranking junior as to such a distribution to the Preferred, a liquidating distribution in the amount of $100,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions are made only to the extent of GS Group’s assets that are available after satisfaction of all liabilities to creditors, if any (pro rata as to the Preferred and any other shares of our stock ranking equally as to such distribution).

Voting Rights. Holders of the Preferred have no voting rights, except as described under “Description of the Preferred — Voting Rights” on page 35. Holders of APEX must act through the Property Trustee to exercise any voting rights.

Maturity. The Preferred do not have any maturity date, and GS Group is not required to redeem the Preferred. Accordingly, the Preferred will remain outstanding indefinitely, unless and until GS Group decides to redeem it. There are regulatory and other restrictions on the right of GS Group to redeem the Preferred. See “Risk Factors — Holders Should Not Expect GS Group to Redeem the Preferred on Any Particular Date” below.

Preemptive Rights. Holders of the Preferred have no preemptive rights.

What distributions or payments are made to holders of the APEX?

Each Trust makes distributions on its APEX only when and to the extent it has funds on hand available to make such distributions from receipt of dividends on the Preferred it holds. Similarly, if we exercise our right to pay partial dividends or skip dividends on the corresponding Preferred, the applicable Trust will pay partial or skip corresponding distributions on its APEX.

The distribution dates for APEX, which we call “Distribution Dates,” are each March 1, June 1, September 1 and December 1 (or, if any such day is not a business day, the next business day). A “Distribution Period” is each period of time beginning on a Distribution Date and continuing to but not including the next succeeding Distribution Date for such series. Distributions are calculated on the basis of a 360-day year and the number of days actually elapsed in the Distribution Period.

Distributions on APEX are payable on a non-cumulative basis on each Distribution Date at a rate per annum equal to the greater of (i) three-month LIBOR for such Distribution Period plus 0.765% (in the case of Capital II’s APEX) or 0.77% (in the case of Capital III’s APEX) and (ii) 4.000%.

When can a Trust not make distributions on its APEX?

Each Trust makes distributions on its APEX only to the extent it has received payments on the Preferred it holds. Accordingly, each Trust will not make distributions on its APEX whenever we do not make dividend payments on the Preferred it holds.

In the event dividends are not declared by GS Group’s board of directors (or a duly authorized committee of the board) on the Preferred for payment on any Dividend Payment Date, then such dividends shall not be cumulative and shall cease to accrue and be payable. If our board of directors (or a duly authorized committee of the board) has not declared a dividend before the Dividend Payment Date for any Dividend Period, we will have no obligation to pay dividends accrued on the Preferred for such Dividend Period after the Dividend Payment Date for that Dividend Period, whether or not dividends on the Preferred are declared for any future Dividend Period. So long as any Preferred remains outstanding, no dividend shall be paid or declared on our common stock or any of our other stock ranking junior to the Preferred (other than a dividend payable solely in common stock or in other stock ranking junior to the Preferred), and no common stock or other stock ranking junior to the Preferred shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of such junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of such junior stock), during a Dividend Period, unless the full dividends for the latest completed Dividend Period on all outstanding shares of the Preferred have been declared and paid, or declared and a sum sufficient for the payment thereof has been set aside. However, the foregoing provision shall not restrict the ability of Goldman, Sachs & Co., or any of our other affiliates, to engage in any market-making transactions in our junior stock in the ordinary course of business.

When dividends are not paid in full upon the Preferred and any shares of other classes or series of our securities that rank equally with the Preferred (in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of GS Group) for a Dividend Period, all dividends declared with respect to the Preferred and all such equally ranking securities for such Dividend Period shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Preferred for such Dividend Period and all such equally ranking securities for such Dividend Period bear to each other.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by GS Group’s board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Preferred from time to time out of any funds legally available for such payment, and the Preferred shall not be entitled to participate in any such dividend.

What is the maturity of the APEX, and may a Trust redeem its APEX?

The APEX have no stated maturity. A Trust must redeem its APEX upon redemption of the Preferred it holds. The redemption price of each APEX will equal the redemption price of the corresponding assets. The redemption price of the Preferred is described under “What are the basic terms of the Preferred? — Redemption” above. The Property Trustee will give not less than 30 days’ nor more than 60 days’ notice of redemption by mail to holders of the APEX.

Are there limitations on our or a Trust’s right to redeem or repurchase the APEX?

We have entered into Replacement Capital Covenants, or “Replacement Capital Covenants,” relating to the APEX and the Preferred that each Trust purchased. The Replacement Capital Covenants only benefit holders of Covered Debt, as defined in “Replacement Capital Covenants” below, and are not enforceable by holders of APEX or the Preferred. However, the Replacement Capital Covenants could preclude us from repurchasing APEX or the Preferred at a time we might otherwise wish to repurchase APEX or redeem or repurchase shares of the Preferred. If notice of redemption of any Preferred has been given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any shares of the Preferred so called for redemption, then, from and after the redemption date, those shares shall no longer be deemed outstanding and all rights of the holders of those shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.

In the Replacement Capital Covenants, we covenant not to redeem or purchase APEX or the Preferred prior to June 1, 2022 (in the case of Capital II) or September 4, 2022 (in the case of Capital III), except in either case to the extent that the applicable redemption or purchase price does not exceed: (i) 133.33% of the aggregate amount of (A) net cash proceeds we or our subsidiaries have received from the issuance and sale of common stock of GS Group and rights to acquire common stock of GS Group and (B) the market value of common stock of GS Group that we or our subsidiaries have delivered or issued as consideration for property or assets in an arm’s length transaction or in connection with the conversion of any convertible or exchangeable securities, other than securities for which we have received equity credit from a nationally recognized rating agency, plus (ii) 100% of the aggregate net cash proceeds we or our subsidiaries have received from the issuance of certain other specified securities that have equity-like characteristics that satisfy the requirements of the Replacement Capital Covenant, in each case, since October 17, 2012 (without counting any proceeds received more than once for purposes of these limitations).

Additionally, any redemption or repurchase of the APEX is subject to prior approval of the Federal Reserve. See “What are the basic terms of the Preferred? — Redemption” above concerning limitations on our right to redeem or repurchase shares of the Preferred.

Each Trust is required to redeem its APEX upon redemption of the Preferred it holds out of the redemption proceeds.

When can a Trust be dissolved?

A Trust may only be dissolved upon a bankruptcy, dissolution or liquidation of GS Group, the redemption of all of its APEX in accordance with the provisions of its Trust Agreement or the entry of an order for the dissolution of the Trust by a court of competent jurisdiction. Upon the dissolution, after satisfaction of liabilities of creditors of a Trust, holders of its APEX will generally receive the either the Preferred the Trust held or depositary receipts in respect of their beneficial interests in the Preferred, and its APEX will no longer be deemed to be outstanding.

What is the extent of our Guarantees?

Pursuant to a guarantee, or “Guarantee,” that we have executed and delivered for the benefit of holders of the APEX of each Trust, we irrevocably guarantee, on a junior subordinated basis, the payment in full of the following:

•	any unpaid distributions required to be paid on such APEX, to the extent dividends have been declared on the Preferred held by such Trust and such Trust has funds available to make the payment;

•	the redemption price for any APEX called for redemption, to the extent such Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of such Trust, other than in connection with a distribution of the Preferred it holds to the holders of its APEX, the lesser of:

•	the aggregate of the liquidation amount and all unpaid distributions on the APEX to the date of payment, to the extent such Trust has funds available to make the payment; and

•	the amount of assets of such Trust remaining available for distribution to holders of its APEX upon liquidation of such Trust.

Our obligations under each Guarantee are unsecured, are subordinated to and junior in right of payment to all of our secured and senior and subordinated debt and rank on a parity with any other similar guarantees we may issue in the future.

The APEX and the Guarantees do not limit our ability or the ability of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior to or equally with the Guarantees. The Guarantees, when taken together with our obligations under the Trust Agreements, including the obligations to pay costs, expenses, debts and liabilities of the Trusts, other than liabilities with respect to the Trusts’ securities, have the effect of providing a full and unconditional guarantee by GS Group to pay amounts due on the APEX.

What are the U.S. federal income tax consequences related to the APEX?

If you purchase APEX in a market-making transaction after the date of this prospectus, we will treat you for U.S. federal income tax purposes as having acquired an interest in the Preferred held by the applicable Trust. Assuming full compliance with the terms of its Trust Agreement, a Trust will not be classified as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, and each Trust intends to treat itself as one or more grantor trusts or agency arrangements for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, we will treat each holder of the APEX of a Trust as purchasing and owning a beneficial interest in the Preferred. held by such Trust.

What are our expected uses of proceeds from transactions in the APEX?

Neither we nor the Trusts will receive any proceeds from market-making transactions in the APEX or the Preferred.

Where can I find additional information?

The Goldman Sachs Group, Inc. is required to file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of GS Group, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the applicable contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to any of the SEC filings referenced in the list below. Any information referred to in this way in this prospectus or the applicable prospectus is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The Goldman Sachs Group, Inc. incorporates by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 001-14965);

(2)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (File No. 001-14965);

(3)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (File No. 001-14965);

(4)	Current Reports on Form 8-K, dated and filed on January 16, 2014, dated and filed on January 31, 2014, dated and filed on February 12, 2014, dated February 27, 2014 and filed on March 3 2014 (Item 5.02 only), dated and filed on March 3, 2014, dated and filed on March 26, 2014, dated and filed on April 17, 2014, dated April 24, 2014 and filed on April 28, 2014, dated May 16, 2014 and filed on May 19, 2014, dated and filed on May 29, 2014, dated and filed on June 4, 2014, dated and filed on July 8, 2014, dated and filed on July 15, 2014, dated July 23, 2014 and filed on July 25, 2014 (Item 5.02 and Item 8.01 only) and dated August 22, 2014 and filed on August 25, 2014 (File No. 001-14965); and

(5)	All documents filed by The Goldman Sachs Group, Inc. under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this prospectus and before the termination of the offering of securities under this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 200 West Street, New York, New York 10282, telephone (212) 902-0300.

No separate financial statements of the Trusts are included in this prospectus. GS Group and the Trusts do not consider that such financial statements would be material to holders of the APEX because each Trust is a special purpose entity, has no independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the corresponding Preferred and issuing its APEX and Common Securities. Furthermore, taken together, GS Group’s obligations under the related trust agreement, expense agreement and guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the APEX. For a more detailed discussion, see “The Trusts,” “Description of the APEX,” “Description of the APEX — Guarantees and Expense Agreements” below. In addition, the Trusts do not file reports under the Exchange Act with the SEC.

RISK FACTORS

An investment in APEX is subject to the risks described below. You should carefully review the following risk factors and other information contained in this prospectus before deciding whether this investment is suited to your particular circumstances. In addition, because each APEX represents a beneficial interest in the applicable Trust, you are also making an investment decision with regard to the Preferred, as well as our Guarantee of the Trust’s obligations. You should carefully review all the information in this prospectus about all of these securities.

We Guarantee Distributions on the APEX Only If the Trust Has Cash Available

If you hold any APEX, we will guarantee you, on an unsecured and junior subordinated basis, the payment of the following:

•	any accumulated and unpaid distributions required to be paid on the APEX, to the extent the Trust has funds available to make the payment;

•	the redemption price for any APEX called for redemption, to the extent the Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust, other than in connection with a distribution of corresponding assets to holders of APEX, the lesser of:

•	the aggregate of the stated liquidation amount and all declared and unpaid distributions on the APEX to the date of payment, to the extent the Trust has funds available to make the payment; and

•	the amount of assets of the Trust remaining available for distribution to holders of the APEX upon liquidation of the Trust.

If we do not declare dividends on the Preferred held by a Trust, the Trust will not have sufficient funds to make the related distribution on its APEX. The Guarantee does not cover payments on the APEX when the Trust does not have sufficient funds to make them. Our obligations under the Guarantee are unsecured and are subordinated to and junior in right of payment to all of our secured and senior indebtedness, and rank on a parity with any similar guarantees issued by us in the future.

The Secondary Market for the APEX May Be Illiquid

Although the APEX are listed on the New York Stock Exchange under the symbols “GS/PE” and “GS/PF”, we can give you no assurance as to the liquidity of any market for the APEX or that any such liquidity that may exist will continue.

As APEX may only be held or transferred in amounts having an aggregate liquidation amount of at least $1,000, the trading market for APEX may be less active than markets for securities that may be held or transferred in smaller denominations and may be less liquid.

In Purchasing APEX, You Are Making an Investment Decision with Regard to the Preferred

The APEX represent beneficial interests in the applicable Trust corresponding to 1/100th of a share of the Preferred it holds for each $1,000 liquidation amount of APEX. Each Trust relies solely on the payments it receives on the Preferred it holds to fund all payments on its APEX. Accordingly, you should carefully review the information in this prospectus regarding the Preferred.

The Preferred is Equity and is Subordinate to Our Existing and Future Indebtedness

Shares of the Preferred are equity interests in GS Group and do not constitute indebtedness. As such, shares of the Preferred rank junior to all indebtedness and other non-equity claims on GS Group with respect to assets available to satisfy claims on GS Group, including in a liquidation of GS Group. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Preferred, (1) dividends are payable only if declared by our board of directors (or a duly authorized committee of the board), (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds, and (3) as a bank holding company, our ability to declare and pay dividends is subject to the oversight of the Federal Reserve Board. If we defer interest on any outstanding debt securities, we would not be permitted to pay dividends on any of our capital stock, including the Preferred, during the deferral period.

Holders Should Not Expect GS Group to Redeem the Preferred on Any Particular Date

The Preferred is a perpetual equity security. The Preferred has no maturity or mandatory redemption date and is not redeemable at the option of investors. By its terms, the Preferred may be redeemed by us at our option, either in whole or in part, at any time. Any decision we may make at any time to propose a redemption of the Preferred will depend, among other things, upon our evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, as well as general market conditions at such time. Our right to redeem the Preferred is subject to two important limitations as described below. Accordingly, investors should not expect us to redeem the Preferred on any particular date.

We may not redeem shares of the Preferred without having received the prior approval of the Federal Reserve Board under the current capital guidelines applicable to us. We cannot assure you that the Federal Reserve Board will approve any redemption of the Preferred that we may propose. We understand that the factors the Federal Reserve Board will consider in evaluating a proposed redemption by a bank holding company include, among other things, the capital plans and stress tests submitted by the bank holding company, the bank holding company’s ability to meet and exceed minimum regulatory capital ratios under stressed scenarios, its expected sources and uses of capital over the planning horizon (generally a period of two years) under baseline and stressed scenarios, and any potential impact of changes to its business plan and activities on its capital adequacy and liquidity, although the Federal Reserve Board may change these factors at any time.

Second, in connection with the initial issuance of the APEX, we entered into Replacement Capital Covenants that limit our right to repurchase the APEX and to redeem or repurchase the Preferred. In the Replacement Capital Covenant, we covenant to redeem or repurchase the APEX prior to June 1, 2022 (in the case of Capital II’s APEX and the Series E) or September 4, 2022 (in the case of Capital III’s APEX and the Series F) only if and to the extent that the total repurchase price is equal to or less than designated percentages of the net cash proceeds that we or our subsidiaries have received since October 17, 2012 from the issuance of our common stock, certain qualifying perpetual non-cumulative preferred stock satisfying the requirements of the Replacement Capital Covenants or certain other securities that qualify under current regulatory conditions.

Our ability to raise proceeds from qualifying securities will depend on, among other things, market conditions as well as the acceptability to prospective investors of the terms of such qualifying securities. Accordingly, there could be circumstances where we would wish to redeem or repurchase some or all of the APEX or the Preferred and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain proceeds from qualifying securities sufficient for that purpose.

The Trusts May Not Receive Dividends on the Preferred

Dividends on the Preferred are discretionary and non-cumulative. Consequently, if our board of directors (or a duly authorized committee of the board) does not authorize and declare a dividend for any dividend period, holders of the Preferred will not be entitled to receive any such dividend, and such unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for such period if our board of directors (or a duly authorized committee of the board) has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Authorized Preferred or any other preferred stock we may issue.

In addition, if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws, rules and regulations (including applicable capital adequacy guidelines), we may not declare, pay or set aside for payment dividends on the Preferred. As a result, if payment of dividends on the Preferred for any Dividend Period would cause us to fail to comply with any applicable law, rule or regulation, we will not declare or pay a dividend for such dividend period. In such a case, holders of the APEX will not be entitled to receive any distribution for that Distribution Period, and the unpaid dividend will cease to accrue and be payable.

If we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on the Preferred. When dividends are not paid in full on the Preferred and any shares of parity stock for a dividend period, all dividends declared with respect to shares of the Preferred and all parity stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends bear the same ratio to each other as all accrued but unpaid dividends per share on the shares of the Preferred for such dividend period and all parity stock for such dividend period bear to each other. Therefore, if we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on the Preferred.

Investors Do Not Control the Administration of the Trusts and Have Limited Voting Rights

We hold all the Common Securities of each Trust. These securities give us the right to control nearly all aspects of the administration, operation or management of the Trusts, including selection and removal of the administrative trustees. The APEX, on the other hand, generally have no voting rights. You will be able to vote only on matters relating to the modification of the terms of your APEX. For further information, see “Description of the APEX — Voting Rights; Amendment of Each Trust Agreement” below.

We Are a Holding company and Are Dependent on Our Subsidiaries to Meet Our Obligations and Provide Funds for Payment of Dividends to Our Stockholders

We are a holding company and, therefore, depend on dividends, distributions and other payments from our subsidiaries to fund dividend payments and payments on our obligations. Many of our subsidiaries, including our broker-dealer, bank and insurance subsidiaries, are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us. Restrictions or regulatory action of that kind could impede access to funds that we need to fund dividend payments and payments on our obligations. Because some of our subsidiaries, including Goldman, Sachs & Co., are partnerships in which we are a general partner or the sole limited partner, we may be liable for their obligations. We also guarantee many of the obligations of our subsidiaries. Any liability we may have for our subsidiaries’ obligations could reduce our assets that are available to satisfy our direct creditors or fund dividend payments. See “Business — Regulation” in Part I, Item 1 of our Annual Report on Form 10-K for our most recent fiscal year for a further discussion of regulatory restrictions.

Increased Regulatory Oversight and Changes in the Method Pursuant to Which the LIBOR Rates Are Determined May Adversely Affect the Value of the Preferred and the APEX

Beginning in 2008, concerns were raised that some of the member banks surveyed by the British Bankers’ Association (the “BBA”) in connection with the calculation of LIBOR across a range of maturities and currencies may have been under-reporting or otherwise manipulating the inter-bank lending rate applicable to them. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to alleged manipulation of LIBOR, and investigations were instigated by regulators and governmental authorities in various jurisdictions. If manipulation of LIBOR or another inter-bank lending rate occurred, it may have resulted in that rate being artificially lower (or higher) than it otherwise would have been.

In September 2012, the U.K. government published the results of its review of LIBOR (commonly referred to as the “Wheatley Review”). The Wheatley Review made a number of recommendations for changes with respect to LIBOR including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of compilation of lending rates and new regulatory oversight and enforcement mechanisms for rate-setting. Based on the Wheatley Review, final rules for the regulation and supervision of LIBOR by the Financial Conduct Authority (the “FCA”) were published and came into effect on April 2, 2013 (the “FCA Rules”). In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. In addition, in response to the Wheatley Review recommendations, ICE Benchmark Administration Limited (the “ICE Administration”) has been appointed as the independent LIBOR administrator, effective February 1, 2014.

It is not possible to predict the effect of the FCA Rules, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that will be enacted in the U.K. and elsewhere, which may adversely affect the trading market for LIBOR-based securities. In addition, any changes announced by the FCA, the ICE Administration or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur and to the extent that the value of your securities is affected by reported LIBOR rates, the level of distributions (if dividends on the Preferred are authorized and declared) and the value of the securities may be affected. Further, uncertainty as to the extent and manner in which the Wheatley Review recommendations will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR-based securities and the value of your APEX or the Preferred, as applicable.

General Market Conditions and Unpredictable Factors Could Adversely Affect Market Prices for the APEX

There can be no assurance about the market prices for the APEX. Several factors, many of which are beyond our control, influence the market value of the APEX. Factors that might influence the market value of the APEX include:

•	whether dividends have been declared and are likely to be declared on the Preferred from time to time;

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including any ratings given to the Preferred;

•	changes in interest rates;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, any APEX that an investor purchases in the secondary market may trade at a discount to the price that the investor paid.

Holders of the Preferred Have Limited Voting Rights

Holders of the Preferred have no voting rights with respect to matters that generally require the approval of voting shareholders. However, holders of the Preferred have the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Preferred, as described under “Description of the Preferred — Voting Rights” below. In addition, if dividends on the Preferred have not been declared or paid for dividend periods equal to at least 18 months, whether or not for consecutive dividend periods, holders of the outstanding shares of the Preferred, together with holders of any other series of our preferred stock ranking equal with the Preferred with similar voting rights, are entitled to vote for the election of two additional directors, subject to the terms and to the limited extent described under “Description of the Preferred — Voting Rights” below. Holders of APEX must act through the trustee to exercise any voting rights in respect of the Preferred. The Preferred places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to above.

THE TRUSTS

Please note that in this section entitled “The Trusts,” references to The Goldman Sachs Group, Inc., “we,” “our” and “us” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries.

This summary, together with the summary of some of the provisions of the related documents described below, contains a description of the material terms of the Trusts but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request from us as described under “Summary — Where can I find additional information?” above.

Each Trust is a statutory trust organized under Delaware law pursuant to a Trust Agreement, signed by us, as sponsor of the Trust, the Delaware Trustee, the Property Trustee and the administrative trustees and the filing of a certificate of trust with the Delaware Secretary of State.

We refer to each Trust Agreement, as so amended and restated, as a “Trust Agreement.” Each Trust Agreement is qualified as an indenture under the Trust Indenture Act of 1939, as amended, or “Trust Indenture Act.”

The Trusts are used solely for the following purposes:

•	issuing the APEX and the Common Securities;

•	holding shares of the Preferred; and

•	engaging in other activities that are directly related to the activities described above.

We own all of the Common Securities, either directly or indirectly. The Common Securities rank equally with the APEX and the Trusts make payment on their Trust securities pro rata, except that if we pay less than the full dividend on or redemption price of the Preferred on any Distribution Date or Redemption Date, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise are subordinated to the rights of the holders of the APEX. We hold Common Securities of each Trust in an aggregate liquidation amount equal to $10,000.

The Trust’s business and affairs are conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees are The Bank of New York Mellon, as the property trustee, or “Property Trustee,” and BNY Mellon Trust of Delaware, as the Delaware trustee, or “Delaware Trustee,” and two or more individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with us. The Property Trustee act as sole trustee under each Trust Agreement for purposes of compliance with the Trust Indenture Act and also acts as trustee under the Guarantee. See “Description of the Guarantee” below.

The Property Trustee and/or the Delaware Trustee may be removed or replaced for cause by the holders of a majority in liquidation amount of the APEX. In addition, the holders of a majority in liquidation amount of the APEX are entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee if we have failed to declare and pay dividends on the Preferred held by the Trust for six or more consecutive quarters.

The right to vote to appoint, remove or replace the administrative trustees is vested exclusively in the holders of the Common Securities, and in no event will the holders of the APEX have such right.

The Trust is a “finance subsidiary” of us within the meaning of Rule 3-10 of Regulation S-X under the Securities Act of 1933, or “Securities Act.” As a result, no separate financial statements of the Trust are included in this prospectus, and the Trusts do not file reports with the SEC under the Securities Exchange Act of 1934, or “Exchange Act.”

Each Trust is perpetual, but may be dissolved earlier as provided in its Trust Agreement.

We pay all fees and expenses related to the Trusts.

DESCRIPTION OF THE APEX

The following is a brief description of the terms of the APEX and of the Trust Agreements under which they are issued. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Trust Agreements, copies of which are available upon request from us as described under “Summary — Where can I find additional information?” above.

General

The APEX are securities of each Trust and are issued pursuant to the applicable trust agreement among The Goldman Sachs Group, Inc., The Bank of New York Mellon, BNY Mellon Trust of Delaware, the administrative trustees and the several holders of the relevant Trust securities (each, a “Trust Agreement”). The Property Trustee, The Bank of New York Mellon, acts as indenture trustee for the APEX under the Trust Agreement for purposes of compliance with the provisions of the Trust Indenture Act. Each APEX has a liquidation amount of $1,000.

The terms of the APEX of each Trust include those stated in the Trust Agreement for such Trust, including any amendments thereto and those made part of the Trust Agreement by the Trust Indenture Act and the Delaware Statutory Trust Act.

In addition to the APEX, each Trust Agreement authorizes the administrative trustees of the Trust to issue the Common Securities on behalf of the Trust. We own, directly or indirectly, all of the Common Securities. The Common Securities rank on a parity, and payments upon redemption, liquidation or otherwise are made on a proportionate basis, with the APEX except as set forth below under “— Ranking of Common Securities.” The Trust Agreements do not permit the Trust to issue any securities other than the Common Securities and the APEX or to incur any indebtedness.

Under the Trust Agreement, the Property Trustee on behalf of the relevant Trust holds the Preferred for the benefit of the holders of its APEX and Common Securities.

The payment of distributions out of money held by a Trust, and payments upon redemption of the APEX or liquidation of the Trust, are guaranteed by us to the extent described under “Description of the Guarantee.” Each Guarantee, when taken together with our obligations under the applicable Trust Agreement, including our obligations to pay costs, expenses, debts and liabilities of the Trust, other than with respect to its Common Securities and APEX, has the effect of providing a full and unconditional guarantee of amounts due on the APEX. The Bank of New York Mellon, as the Guarantee Trustee, holds the Guarantee for the benefit of the holders of the APEX. The Guarantees do not cover payment of distributions when the Trusts do not have sufficient available funds to pay those distributions.

When we use the term “holder” in this prospectus with respect to a registered APEX, we mean the person in whose name such APEX is registered in the security register. The APEX are held in book-entry form only, as described under “Book-Entry System” below except in the circumstances described in that section, and are held in the name of DTC or its nominee.

Capital II’s APEX are listed on the New York Stock Exchange under the symbol “GS/PE” and Capital III’s APEX are listed on the New York Stock Exchange under the symbol “GS/PF”.

Your financial entitlements as a holder of APEX generally correspond to the applicable Trust’s financial entitlements as a holder of the Preferred. The corresponding asset for each APEX is a 1/100th, or $1,000, interest in one share of Preferred held by the Trust. Each Trust will pass through to you amounts that it receives on the corresponding assets for the APEX as distributions on, or the liquidation preference of, APEX.

Holders of a Trust’s APEX are be entitled to receive distributions corresponding to non-cumulative dividends on the Preferred held by the Trust. These cash dividends are payable if, as and when declared by our board of directors, on the Dividend Payment Dates, which are: quarterly in arrears on each March 1, June 1, September 1 and December 1 (or if such day is not a business day, the next business day).

Assuming that we do not elect to pay partial dividends or to skip dividends on the Preferred, holders of APEX will receive distributions on the $1,000 liquidation amount per APEX at a rate per annum equal to the greater of (x) three-month LIBOR for the related distribution period plus 0.765% (in the case of Capital II’s APEX) or 0.77% (in the case of Capital III’s APEX) and (y) 4.000%, payable quarterly on each March 1, June 1, September 1 and December 1 (or if any such date is not a business day, on the next business day).

Dividends are calculated on the basis of a 360-day year and the number of days actually elapsed in the dividend period. Distributions on the APEX and dividends on the Preferred are non-cumulative.

The Bank of New York Mellon acts as registrar and transfer agent, or “Transfer Agent,” for the APEX. If The Bank of New York Mellon should resign or be removed, we or the Trust will designate a successor and the term “Transfer Agent” as used in this prospectus will refer to that successor. A “business day” as used in this section means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York or Wilmington, Delaware are permitted or required by any applicable law to close.

Each Trust must make distributions on its APEX on each Distribution Date to the extent that it has funds available therefor. A Trust’s funds available for distribution to you as a holder of its APEX will be limited to payments received from us on the Preferred held by the Trust. We guarantee the payment of distributions on the APEX out of moneys held by each Trust to the extent of available Trust funds, as described under “Description of the Guarantee” below.

Distributions on the APEX are payable to holders as they appear in the security register of the Trust on the relevant record dates. The record dates are the fifteenth calendar day immediately preceding the next succeeding Distribution Date. Distributions are paid through the Property Trustee or paying agent, who hold amounts received in respect of the Preferred for the benefit of the holders of the APEX. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each distribution will be made as described in the section entitled “Book-Entry System” below.

For more information about dividends on the Preferred, see “Description of the Preferred — Dividends” below.

Agreed Tax Treatment of the APEX

As a beneficial owner of APEX, by acceptance of the beneficial interest therein, you will be deemed to have agreed, for all U.S. federal income tax purposes:

•	to treat yourself as the owner of a 1/100th interest in a share of the relevant Preferred; and

•	to treat the Trust as one or more grantor trusts or agency arrangements.

Mandatory Redemption of APEX upon Redemption of the Preferred

The APEX have no stated maturity but must be redeemed on the date we redeem the Preferred, and the Property Trustee or paying agent will apply the proceeds from such repayment or redemption to redeem a like amount, as defined below, of the APEX. The Preferred is perpetual but we may redeem it on any Dividend Payment Date, subject to certain limitations. See “Description of the

Preferred — Redemption” and “Replacement Capital Covenants” below. The redemption price per APEX will equal the redemption price of the Preferred. See “Description of the Preferred — Redemption” below. If notice of redemption of any Preferred has been given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any shares of the Preferred so called for redemption, then, from and after the redemption date, those shares shall no longer be deemed outstanding and all rights of the holders of those shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.

If less than all of the shares of the Preferred held by the Trust are to be redeemed on a redemption date, then the proceeds from such redemption will be allocated pro rata to the redemption of the APEX and the Common Securities, except as set forth below under “— Ranking of Common Securities.”

The term “like amount” as used above means APEX having a liquidation amount equal to that portion of the liquidation amount of the Preferred to be contemporaneously redeemed, the proceeds of which will be used to pay the redemption price of such APEX.

Distributions to be paid on or before the redemption date for any APEX called for redemption will be payable to the holders as of the record dates for the related dates of distribution. If the APEX called for redemption are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the APEX funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing the APEX.

If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit:

•	all rights of the holders of such APEX called for redemption will cease, except the right of the holders of such APEX to receive the redemption price and any distribution payable in respect of the APEX on or prior to the redemption date, but without interest on such redemption price; and

•	the APEX called for redemption will cease to be outstanding. If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay). However, if payment on the next business day causes payment of the redemption amount to be in the next calendar month, then payment will be on the preceding business day.

If payment of the redemption amount for the Preferred held by a Trust called for redemption is improperly withheld or refused and accordingly the redemption amount of the Trust’s APEX is not paid either by the Trust or by us under the applicable Guarantee, then dividends on the Preferred called for redemption will continue to accrue and distributions on such series of APEX called for redemption will continue to accumulate at the applicable rate then borne by such APEX from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

Redemptions of the APEX will require prior approval of the Federal Reserve Board.

We will not exercise our option to redeem any shares of the Preferred without obtaining the approval of the Federal Reserve Board (or any successor appropriate federal banking agency) as required by applicable law. Unless the Federal Reserve Board (or any successor appropriate federal banking agency) authorizes us to do otherwise in writing, we will redeem the Preferred only if it is replaced with other tier 1 capital that is not a restricted core capital element (e.g., common stock or another series of noncumulative perpetual preferred stock). We also must comply with the Replacement Capital Covenants described in this prospectus.

If less than all of the outstanding shares of the Preferred held by a Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of APEX and Common Securities of that Trust to be redeemed shall be allocated pro rata to the APEX and Common Securities based upon the relative liquidation amounts of such series, except as set forth below under “— Ranking of Common Securities.” The Property Trustee will select the particular APEX to be redeemed on a pro rata basis not more than 60 days before the redemption date from the outstanding APEX not previously called for redemption by any method the Property Trustee deems fair and appropriate, or if the APEX are in book-entry only form, in accordance with the procedures of DTC. The Property Trustee shall promptly notify the Transfer Agent in writing of the APEX selected for redemption and, in the case of any APEX selected for redemption in part, the liquidation amount to be redeemed.

For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of APEX shall relate, in the case of any APEX redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of APEX that has been or is to be redeemed. If less than all of the APEX, the APEX held through the facilities of DTC will be redeemed pro rata in accordance with DTC’s internal procedures. See “Book-Entry System” below.

Liquidation Distribution upon Dissolution

Pursuant to each Trust Agreement, the applicable Trust shall dissolve on the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of GS Group;

•	redemption of all of its APEX as described above; and

•	the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

Except as set forth in the next paragraph, if an early dissolution occurs as a result of certain events of bankruptcy, dissolution or liquidation of GS Group, the Property Trustee and the administrative trustees will liquidate the Trust as expeditiously as they determine possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to each holder of its APEX a like amount of the Preferred held by the Trust as of the date of such distribution. Except as set forth in the next paragraph, if an early dissolution occurs as a result of the entry of an order for the dissolution of the Trust by a court of competent jurisdiction, the Property Trustee will liquidate the Trust as expeditiously as it determines to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to each holder of its APEX a like amount of the Preferred held by the Trust as of the date of such distribution. The Property Trustee shall give notice of liquidation to each holder of APEX at least 30 days and not more than 60 days before the date of liquidation.

If, whether because of an order for dissolution entered by a court of competent jurisdiction or otherwise, the Property Trustee determines that distribution of the Preferred in the manner provided above is not possible, or if the early dissolution occurs as a result of the redemption of all the APEX, the Property Trustee shall liquidate the property of the Trust and wind up its affairs. In that case, upon the winding up of the Trust, except with respect to an early dissolution that occurs as a result of the redemption of all the APEX, the holders will be entitled to receive out of the assets of the Trust available for distribution to holders and after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to the aggregate liquidation amount per Trust security plus accrued and unpaid distributions to the date of payment. If, upon any such winding up, the Trust has insufficient assets available to pay in full such aggregate liquidation distribution, then the amounts payable directly by the Trust on its Trust securities shall be paid on a pro rata basis, except as set forth above under “— Ranking of Common Securities.”

The term “like amount” as used above means Preferred having a liquidation preference equal to the liquidation amount of the APEX of the holder to whom such Preferred would be distributed.

Distribution of Trust Assets

Upon liquidation of a Trust other than as a result of an early dissolution upon the redemption of all the APEX and after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, the assets of the Trust will be distributed to the holders of such Trust securities in exchange therefor.

After the liquidation date fixed for any distribution of assets of the Trust:

•	the APEX will no longer be deemed to be outstanding;

•	DTC or its nominee, as the record holder of the APEX, will receive a registered global certificate or certificates representing the Preferred to be delivered upon such distribution;

•	any certificates representing the APEX not held by DTC or its nominee will be deemed to represent shares of the Preferred having a Liquidation Preference equal to the APEX until such certificates are so surrendered for transfer and reissuance; and

•	all rights of the holders of the APEX will cease, except the right to receive Preferred upon such surrender.

Since each APEX corresponds to 1/100th of a share of Preferred, holders of APEX may receive fractional shares of the Preferred or depositary shares representing the Preferred upon this distribution.

Ranking of Common Securities

If on any Distribution Date a Trust does not have funds available from dividends on the Preferred it holds to make full distributions on its APEX and Common Securities, then the available funds from dividends on the Preferred it holds shall be applied first to make distributions then due on its APEX on a pro rata basis on such Distribution Date up to the amount of such distributions corresponding to dividends on the Preferred (or if less, the amount of the corresponding distributions that would have been made on the APEX had we paid a full dividend on the Preferred) before any such amount is applied to make a distribution on the Trust’s Common Securities on such Distribution Date.

If on any date where APEX and Common Securities must be redeemed because we are redeeming Preferred and a Trust does not have funds available from our redemption of the Preferred it holds to pay the full redemption price then due on all of its outstanding APEX and Common Securities to be redeemed, then (i) the available funds shall be applied first to pay the redemption price on the APEX to be redeemed on such redemption date and (ii) Common Securities shall be redeemed only to the extent funds are available for such purpose after the payment of the full redemption price on the APEX to be redeemed.

If an early dissolution event occurs in respect of a Trust, no liquidation distributions shall be made on its Common Securities until full liquidation distributions have been made on its APEX.

In the case of any event of default under the Trust Agreement of a Trust resulting from our failure to comply in any material respect with any of our obligations as issuer of the Preferred held by the Trust, including obligations set forth in our restated certificate of incorporation, as amended, or “restated certificate of incorporation,” or arising under applicable law, we, as holder of its Common Securities, will be deemed to have waived any right to act with respect to any such event of default under the Trust Agreement until the effect of all such events of default with respect to its APEX have been cured, waived or otherwise eliminated. Until all events of default under the Trust Agreement have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of its APEX and not on our behalf, and only the holders of its APEX will have the right to direct the Property Trustee to act on their behalf.

Events of Default; Notice

Any one of the following events constitutes an event of default under a Trust Agreement, or a “Trust Event of Default,” regardless of the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the failure to comply in any material respect with our obligations as issuer of the Preferred, under our restated certificate of incorporation, or those of the Trust, or arising under applicable law;

•	the default by the Trust in the payment of any distribution on any Trust security of the Trust when such becomes due and payable, and continuation of such default for a period of 30 days;

•	the default by the Trust in the payment of any redemption price of any Trust security of the Trust when such becomes due and payable;

•	the failure to perform or the breach, in any material respect, of any other covenant or warranty of the trustees in the Trust Agreement for 90 days after the defaulting trustee or trustees have received written notice of the failure to perform or breach in the manner specified in such Trust Agreement; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and our failure to appoint a successor Property Trustee within 90 days.

Within 30 days after any Trust Event of Default with respect to a Trust actually known to the Property Trustee occurs, the Property Trustee will transmit notice of such Trust Event of Default to the holders of its APEX and to the administrative trustees, unless such Trust Event of Default shall have been cured or waived. We, as sponsor, and the administrative trustees are required to file annually with the Property Trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to us and to them under the Trust Agreement.

Removal of Trustees

The Property Trustee and/or the Delaware Trustee of a Trust may be removed at any time by the holder of its Common Securities. In no event will the holders of its APEX have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in us, as the holder of its Common Securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default under the Indenture shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of any jurisdiction in which any part of the Trust property may at the time be located, we, as the holder of the Common Securities, and the administrative trustees shall have the power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of such Trust Agreement.

Merger or Consolidation of Trustees

Any person into which the Property Trustee or the Delaware Trustee, if not a natural person, may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under each Trust Agreement, provided that such person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of a Trust

A Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to us or any other person, except as described below or as otherwise described in its Trust Agreement. A Trust may, at our request, with the consent of the administrative trustees but without the consent of the holders of its APEX, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state if:

•	such successor entity either:

•	expressly assumes all of the obligations of the Trust with respect to its APEX, or

•	substitutes for its APEX other securities having substantially the same terms as its APEX, or the “Successor Securities,” so long as the Successor Securities rank the same as its APEX in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	a trustee of such successor entity possessing the same powers and duties as the Property Trustee is appointed to hold the Preferred then held by or on behalf of the Property Trustee;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause its APEX, including any Successor Securities, to be downgraded by any nationally recognized statistical rating organization;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of its APEX, including any Successor Securities, in any material respect;

•	such successor entity has purposes substantially identical to those of the Trust;

•	prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Property Trustee has received an opinion from counsel to the Trust experienced in such matters to the effect that:

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of its APEX, including any Successor Securities, in any material respect, and

•	following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, or “Investment Company Act”;

•	the Trust has received an opinion of counsel experienced in such matters that such merger, consolidation, amalgamation, conveyance, transfer or lease will not cause the Trust or the successor entity to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes; and

•	we or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee.

Notwithstanding the foregoing, a Trust may not, except with the consent of holders of 100% in liquidation amount of its APEX, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than one or more grantor trusts or agency arrangements or to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

Voting Rights; Amendment of a Trust Agreement

Except as provided herein and under “Description of the Guarantee — Amendments and Assignment” below and as otherwise required by law and the Trust Agreement, the holders of a Trust’s APEX have no voting rights or control over the administration, operation or management of the Trust or the obligations of the parties to its Trust Agreement, including in respect of the Preferred held by the Trust. Under the Trust Agreement, however, the Property Trustee is required to obtain their consent before exercising some of its rights in respect of these securities.

Trust Agreement. We and the administrative trustees may amend a Trust’s Trust Agreement without the consent of the holders of its APEX, the Property Trustee or the Delaware Trustee, unless in the case of the first two bullets below such amendment will materially and adversely affect the interests of any holder of APEX or the Property Trustee or the Delaware Trustee or impose any additional duty or obligation on the Property Trustee or the Delaware Trustee, to:

•	cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which may not be inconsistent with the other provisions of the Trust Agreement;

•	modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will be classified for U.S. federal income tax purposes as one or more grantor trusts or agency arrangements and not as an association or a publicly traded partnership taxable as a corporation at all times that any Trust securities are outstanding, or to ensure that the Trust will not be required to register as an “investment company” under the Investment Company Act;

•	provide that certificates for the APEX may be executed by an administrative trustee by facsimile signature instead of manual signature, in which case such amendment(s) shall also provide for the appointment by us of an authentication agent and certain related provisions;

•	require that holders that are not U.S. persons for U.S. federal income tax purposes irrevocably appoint a U.S. person to exercise any voting rights to ensure that the Trust will not be treated as a foreign trust for U.S. federal income tax purposes; or

•	conform the terms of the Trust Agreement to the description of the Trust Agreement, the APEX and the Common Securities in the prospectus dated December 5, 2006, of GS Group and the Trusts, as supplemented by the prospectus supplement, dated May 8, 2007, in the manner provided in the Trust Agreement.

Any such amendment shall become effective when notice thereof is given to the Property Trustee, the Delaware Trustee and the holders of the APEX.

We and the administrative trustees may generally amend a Trust’s Trust Agreement with:

•	the consent of holders representing not less than a majority, based upon liquidation amounts, of its APEX; and

•	receipt by the administrative trustees of the Trust of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the administrative trustees of the Trust or the administrative trustees in accordance with such amendment will not affect the Trust’s status as one or more grantor trusts or agency arrangements for U.S. federal income tax purposes or affect the Trust’s exemption from status as an “investment company” under the Investment Company Act.

However, without the consent of each affected holder of Trust securities, a Trust Agreement may not be amended to:

•	change the amount or timing, or otherwise adversely affect the amount, of any distribution required to be made in respect of Trust securities as of a specified date; or

•	restrict the right of a holder of Trust securities to institute a suit for the enforcement of any such payment on or after such date.

Preferred Stock. So long as Preferred is held by the Property Trustee on behalf of a Trust, the trustees of the Trust will not waive any rights in respect of the Preferred without obtaining the prior approval of the holders of at least a majority in liquidation amount of its APEX then outstanding. The trustees of the Trust shall also not consent to any amendment to the Trust’s or our governing documents that would change the dates on which dividends are payable or the amount of such dividends, without the prior written consent of each holder of APEX. In addition to obtaining the foregoing approvals from holders, the administrative trustees shall obtain, at our expense, an opinion of counsel to the effect that such action shall not cause the Trust to be taxable as a corporation or classified as a partnership for U.S. federal income tax purposes.

General. Any required approval of holders of APEX may be given at a meeting of holders convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each record holder in the manner set forth in the Trust Agreement.

No vote or consent of the holders of APEX will be required for a Trust to redeem and cancel the APEX in accordance with a Trust Agreement.

Notwithstanding that holders of the APEX are entitled to vote or consent under any of the circumstances described above, any of the APEX that are owned by us or our affiliates or the trustees outstanding.

Payment and Paying Agent

Payments on the APEX shall be made to DTC, which shall credit the relevant accounts on the applicable Distribution Dates. If any APEX are not held by DTC, such payments shall be made by check mailed to the address of the holder as such address shall appear on the register.

The paying agent is The Bank of New York Mellon and any co-paying agent chosen by the Property Trustee and acceptable to us and to the administrative trustees. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the administrative trustees and to the Property Trustee. In the event that The Bank of New York Mellon shall no longer be the paying agent, the Property Trustee will appoint a successor to act as paying agent, which will be a bank or trust company acceptable to the administrative trustees and to us.

Registrar and Transfer Agent

The Bank of New York Mellon acts as registrar and transfer agent, or “Transfer Agent,” for the APEX.

Registration of transfers of APEX are effected without charge by or on behalf of each Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Neither a Trust nor the Transfer Agent shall be required to register the transfer of or exchange any Trust security during a period beginning at the opening of business 15 days before the day of selection for redemption of Trust securities and ending at the close of business on the day of mailing of notice of redemption or to transfer or exchange any Trust security so selected for redemption in whole or in part, except, in the case of any Trust security to be redeemed in part, any portion thereof not to be redeemed.

Any APEX can be exchanged for other APEX of the same Trust so long as such other APEX are denominated in authorized denominations and have the same aggregate liquidation amount and same terms as the APEX that were surrendered for exchange. The APEX may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There is no service charge for any registration of transfer or exchange of the APEX, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the APEX. We may at any time rescind the designation or approve a change in the location of any office or agency, in addition to the security registrar, designated by us where holders can surrender the APEX for registration of transfer or exchange. However, each Trust is required to maintain an office or agency in each place of payment for the APEX.

Information Concerning the Property Trustee

Other than during the occurrence and continuance of a Trust Event of Default, the Property Trustee undertakes to perform only the duties that are specifically set forth in the Trust Agreement. After a Trust Event of Default, the Property Trustee must exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of APEX unless it is offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities that might be incurred. If no Trust Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative courses of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one upon which holders of APEX are entitled under the Trust Agreement to vote, then the Property Trustee will take any action that we direct. If we do not provide direction, the Property Trustee may take any action that it deems advisable and in the interests of the holders of the Trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

We and our affiliates may maintain certain accounts and other banking relationships with the Property Trustee and its affiliates in the ordinary course of business.

Trust Expenses

Pursuant to each Trust Agreement, we, as sponsor, agree to pay:

•	all debts and other obligations of the Trust (other than with respect to its APEX);

•	all costs and expenses of the Trust, including costs and expenses relating to the organization of the Trust, the fees, expenses and indemnities of the trustees and the cost and expenses relating to the operation of the Trust; and

•	any and all taxes and costs and expenses with respect thereto, other than U.S. withholding taxes, to which the Trust might become subject.

Governing Law

Each Trust Agreement is governed by and construed in accordance with the laws of the State of Delaware.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate each Trust in such a way that it will not be required to register as an “investment company” under the Investment Company Act or characterized as other than one or more grantor trusts or agency arrangements for U.S. federal income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of a Trust or its Trust Agreement, that we and the administrative trustees determine to be necessary or desirable to achieve such end, as long as such action does not materially and adversely affect the interests of the holders of the APEX.

Holders of the APEX have no preemptive or similar rights. The APEX are not convertible into or exchangeable for our common stock or preferred stock.

Subject to the Replacement Capital Covenants and any applicable rules of the Federal Reserve Board (or any successor appropriate federal banking agency), we or our affiliates may from time to time purchase any of the APEX that are then outstanding by tender, in the open market or by private agreement.

The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF THE GUARANTEES

The following is a brief description of the terms of the Guarantee. The description does not purport to be complete in all respects and is subject to and qualified in its entirety by reference to the Guarantee, copies of which are available upon request from us as described under “Summary — Where can I find additional information?” above.

General

The following payments on each Trust’s APEX, also referred to as the “guarantee payments,” if not fully paid by the Trust, will be paid by us under a guarantee, or “Guarantee,” that we have executed and delivered for the benefit of the holders of such APEX. Pursuant to each Guarantee, we irrevocably and unconditionally agree to pay in full the guarantee payments, without duplication:

•	any accumulated and unpaid distributions required to be paid on the APEX, to the extent the Trust has funds available to make the payment;

•	the redemption price for any APEX called for redemption, to the extent the Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust, other than in connection with a distribution of a like amount of corresponding assets to the holders of the APEX, the lesser of:

•	the aggregate of the liquidation amount and all accumulated and unpaid distributions on the APEX to the date of payment, to the extent the Trust has funds available to make the payment; and

•	the amount of assets of the Trust remaining available for distribution to holders of the APEX upon liquidation of the Trust.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the APEX or by causing the Trust to pay the amounts to the holders.

If we do not make a regular dividend payment on the Preferred held by a Trust, the Trust will not have sufficient funds to make the related payments on the relevant series of APEX. The Guarantee does not cover payments on the APEX when the Trust does not have sufficient funds to make these payments. Because we are a holding company, our rights to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. The Guarantee does not limit the incurrence or issuance by us of other secured or unsecured indebtedness.

Each Guarantee is qualified as an indenture under the Trust Indenture Act. The Bank of New York Mellon acts as “Guarantee Trustee” for each Guarantee for purposes of compliance with the provisions of the Trust Indenture Act. The Guarantee Trustee holds each Guarantee for the benefit of the holders of APEX.

Effect of the Guarantees

Each Guarantee, when taken together with our obligations and the Trust’s obligations under the Trust Agreement, including the obligations to pay costs, expenses, debts and liabilities of the applicable Trust, other than with respect to its Trust securities, has the effect of providing a full and unconditional guarantee, on a subordinated basis, of payments due on its APEX.

We have also agreed separately to irrevocably and unconditionally guarantee the obligations of each Trust with respect to its Common Securities to the same extent as the Guarantee.

Status of the Guarantees

Each Guarantee is unsecured and ranks:

•	subordinate and junior in right of payment to all our senior and subordinated debt; and

•	equally with any of our other present or future obligations that by their terms rank pari passu with such Guarantee.

Each Guarantee constitutes a guarantee of payment and not of collection, which means that the guaranteed party may sue the guarantor to enforce its rights under the Guarantee without suing any other person or entity. Each Guarantee is held for the benefit of the holders of APEX. Each Guarantee will be discharged only by payment of the guarantee payments in full to the extent not paid by the applicable Trust.

Amendments and Assignment

A Guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the applicable outstanding APEX. No vote is required, however, for any changes that do not adversely affect the rights of holders of APEX in any material respect. All guarantees and agreements contained in the Guarantee bind our successors, assignees, receivers, trustees and representatives and are for the benefit of the holders of the applicable APEX then outstanding.

Termination of the Guarantees

A Guarantee will terminate:

•	upon full payment of the redemption price of all applicable APEX; or

•	upon full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Trust.

A Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of APEX must restore payment of any sums paid under the APEX or the Guarantee.

Events of Default

An event of default under a Guarantee will occur if we fail to perform any payment obligation or if we fail to perform any other obligation under the Guarantee and such default remains unremedied for 30 days.

The holders of a majority in liquidation amount of the applicable APEX have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of a Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any holder of APEX may institute a legal proceeding directly against us to enforce the Guarantee Trustee’s rights and our obligations under a Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

As guarantor, we are required to file annually with the Guarantee Trustee a certificate as to whether or not we are in compliance with all applicable conditions and covenants under the Guarantee.

Information Concerning the Guarantee Trustee

Prior to the occurrence of an event of default relating to a Guarantee, the Guarantee Trustee is required to perform only the duties that are specifically set forth in the Guarantees. Following the occurrence of an event of default, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantees at the request of any holder of APEX, unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

We and our affiliates may maintain certain accounts and other banking relationships with the Guarantee Trustee and its affiliates in the ordinary course of business.

Governing Law

The Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Limited Purpose of Trust

The Trust securities evidence beneficial interests in the Trust. A principal difference between the rights of a holder of a Trust security and a holder of Preferred is that a holder of Preferred would be entitled to receive from the issuer the dividends, redemption payments and payment upon liquidation in respect of Preferred while a holder of Trust securities is entitled to receive distributions from a Trust, or from us under a Guarantee, if and to the extent the Trust has funds available for the payment of such distributions.

Rights upon Dissolution

Upon any voluntary or involuntary dissolution of the Trust, holders of each series of APEX will receive the distributions described under “Description of the APEX — Liquidation Distribution upon Dissolution” above. Upon any voluntary or involuntary liquidation or bankruptcy of GS Group, the holders of the Preferred would be preferred shareholders of GS Group, entitled to the preferences upon liquidation described under “Description of the Preferred” below. Since we are the guarantor under the Guarantee and have agreed to pay for all costs, expenses and liabilities of the Trust, other than the Trust’s obligations to the holders of the Trust securities, the positions of a holder of APEX relative to other creditors and to our shareholders in the event of liquidation or bankruptcy are expected to be substantially the same as if that holder held the corresponding assets of the Trust directly.

DESCRIPTION OF THE PREFERRED

The following is a brief description of the terms of the Preferred held by the relevant Trust. This summary does not purport to be complete in all respects and is subject to and qualified in its entirety by reference to our restated certificate of incorporation, as amended, including the certificate of designations with respect to the Preferred, copies of which are available upon request from us as described under “Summary — Where can I find additional information?” above.

General

Our authorized capital stock includes 150,000,000 shares of preferred stock, par value $0.01 per share (including the Preferred). We have 300,498 shares of perpetual non-cumulative preferred stock (designated in ten separate series), with a liquidation preference of $25,000 per share (except for two series that have a liquidation preference of $100,000), issued and outstanding as of the date of this prospectus.

Shares of the Preferred rank senior to our common stock, equally with our Outstanding Preferred, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Preferred), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up. The Preferred is fully paid and nonassessable, which means that its holders have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of the Preferred do not have preemptive or subscription rights to acquire more preferred stock of GS Group. The Preferred is not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of GS Group. The Preferred has no stated maturity and is not subject to any sinking fund or other obligation of GS Group to redeem or repurchase the Preferred.

Our authorized capital stock includes 150,000,000 shares of preferred stock, par value $0.01 per share, 50,000 shares of which are designated as Series A, 50,000 shares of which are designated as Series B, 25,000 shares of which are designated as Series C, 60,000 of which are designated as Series D, 17,500.1 of which are designated as Series E, 5,000.1 of which are designated as Series F, 34,500 of which are designated as Series I, 46,000 of which are designated as Series J, 32,200 of which are designated as Series K and 52,000 of which are designated as Series L. We have 29,999 shares of Series A, 32,000 shares of Series B, 8,000 shares of Series C, 53,999 shares of Series D, 17,500.1 shares of Series E, 5,000.1 shares of Series F, 34,000 shares of Series I, 40,000 shares of Series J, 28,000 shares of Series K and 52,000 shares of Series L issued and outstanding as of the date of this prospectus.

The Preferred has a fixed liquidation preference of $100,000 per share. If we liquidate, dissolve or wind up our affairs, holders of the Preferred will be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per share equal to the liquidation preference per share, plus any declared and unpaid dividends, without regard to any undeclared dividends.

Unless the Trust is dissolved prior to the redemption of the Preferred, holders of APEX will not receive shares of the Preferred, and their interest in the Preferred will be represented by their APEX. If the Trust is dissolved, we may elect to distribute depositary shares representing the Preferred instead of fractional shares. Since the Preferred is held by the Property Trustee, holders of APEX are only able to exercise voting or other rights with respect to the Preferred through the Property Trustee.

Dividends

Dividends on shares of the Preferred are not be mandatory. Holders of the Preferred are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of the board), out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends from the date of their issuance. These dividends are payable on March 1, June 1, September 1 and December 1 of each year (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date, at a rate per annum equal to the greater of (x) three-month LIBOR for the related distribution period plus 0.765% (in the case of the Series E) or 0.77% (in the case of the Series F) and (y) 4.000%.

Dividends are payable to holders of record of the Preferred as they appear on our books on the applicable record date, which shall be the 15th calendar day before that Dividend Payment Date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “Dividend Record Date”). These Dividend Record Dates apply regardless of whether a particular Dividend Record Date is a business day.

A “Dividend Period” is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date. If any that would otherwise be a Dividend Payment Date is not a business day, then the next business day will be the applicable Dividend Payment Date.

The amount of dividends payable per share of the Preferred on each Dividend Payment Date are calculated by multiplying the per annum Dividend Rate in effect for that Dividend Period by a fraction, the numerator of which is the actual number of days in that Dividend Period and the denominator of which is 360, and multiplying the rate obtained by $100,000.

For any Dividend Period, LIBOR shall be determined by Goldman, Sachs & Co., as calculation agent for the Preferred, on the second London business day immediately preceding the first day of such Dividend Period, as the case may be, in the following manner:

•	LIBOR will be the offered rate per annum for three-month deposits in U.S. dollars, beginning on the first day of such period, as that rate appears on Reuters Screen LIBOR01 (or any successor or replacement page) as of 11:00 A.M., London time, on the second London business day immediately preceding the first day of such Dividend Period or Interest Period, as the case may be.

•	If the rate described above does not appear on Reuters Screen LIBOR01 (or any successor or replacement page), LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the second London business day immediately preceding the first day of such Dividend Period or Interest Period, as the case may be, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: three-month deposits in U.S. dollars, beginning on the first day of such Dividend Period or Interest Period, as the case may be, and in a Representative Amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the second London business day immediately preceding the first day of such Dividend Period or Interest Period, as the case may be, will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, LIBOR for the second London business day immediately preceding the first day of such Dividend Period or Interest Period, as the case may be, will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M. New York City time on the second London business day immediately preceding the first day of such Dividend Period or Interest Period, as the case may be, by three major banks in New York City selected by the calculation agent: three-month loans of U.S. dollars, beginning on the first day of such Dividend Period, and in a Representative Amount.

•	If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new Dividend Period will be LIBOR in effect for the prior Dividend Period or Interest Period, as the case may be.

The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period, will be on file at our principal offices, will be made available to any stockholder upon request and will be final and binding in the absence of manifest error.

In this subsection, we use several terms that have special meanings relevant to calculating LIBOR. We define these terms as follows:

The term “Representative Amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Reuters Screen LIBOR01 Page” means the display designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

The term “business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

The term “London business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market. If we determine not to pay any dividend or a full dividend, we will provide prior written notice to the Property Trustee, who will notify holders of APEX, and the administrative trustees.

Dividends on the Preferred are not cumulative. Accordingly, if the board of directors of GS Group (or a duly authorized committee of the board) does not declare a dividend on the Preferred payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend will not accrue and we will have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any future time, whether or not dividends on the Preferred are declared for any future Dividend Period.

So long as any share of Preferred remains outstanding, no dividend shall be paid or declared on our common stock or any other shares of our Junior Stock (as defined below) (other than a dividend payable solely in Junior Stock), and no common stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock and other than through the use of the proceeds of a substantially contemporaneous sale of Junior Stock), during a Dividend Period, unless the full dividends for the latest completed Dividend Period on all outstanding shares of Preferred have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). However, the foregoing provision shall not restrict the ability of Goldman, Sachs & Co., or any of our other affiliates, to engage in any market-making transactions in our Junior Stock in the ordinary course of business.

As used in this prospectus, “Junior Stock” means any class or series of stock of GS Group that ranks junior to the Preferred either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding up of GS Group’s Junior Stock includes GS Group’s common stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any Dividend Payment Date (or, in the case of Parity Stock, as defined below, having Dividend Payment Dates different from the Dividend Payment Dates pertaining to the Preferred, on a Dividend Payment Date falling within the related Dividend Period for the Preferred) in full upon the Preferred and any shares of Parity Stock, all dividends declared upon the Preferred and all such equally ranking securities payable on such Dividend Payment Date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Preferred, on a dividend payment date falling within the related Dividend Period for the Preferred) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Preferred and all Parity Stock payable on such Dividend Payment Date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Preferred, on a dividend payment date falling within the related Dividend Period for the Preferred) bear to each other.

As used in this prospectus, “Parity Stock” means any other class or series of stock of GS Group that ranks equally with the Preferred in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of GS Group. Parity Stock includes the Authorized Preferred.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Preferred from time to time out of any funds legally available for such payment, and the shares of the Preferred shall not be entitled to participate in any such dividend.

Redemption

The Preferred may be redeemed (but subject to the limitations described below under “Replacement Capital Covenants” and applicable regulatory limits) in whole or in part, at our option. Any such redemption will be at a cash redemption price of $100,000 per share, plus any declared and unpaid dividends including, without regard to any undeclared dividends. Holders of Preferred have no right to require the redemption or repurchase of the Preferred. If notice of redemption of any Preferred has been given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any shares of the Preferred so called for redemption, then, from and after the redemption date, those shares shall no longer be deemed outstanding and all rights of the holders of those shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.

If fewer than all of the outstanding shares of the Preferred are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of the Preferred in proportion to the number of shares held by those holders or by lot or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of every redemption of Preferred by first class mail, postage prepaid, addressed to the holders of record of the Preferred to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption (provided that if the Preferred is held in book-entry form through DTC, we may give this notice in any manner permitted by DTC). Any notice mailed or otherwise given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and failure duly to give this notice by mail or otherwise, or any defect in this notice or in the mailing or provision of this notice, to any holder of Preferred designated for redemption will not affect the redemption of any other Preferred. If we redeem the Preferred, the Trust, as holder of the Preferred, will redeem the corresponding APEX as described under “Description of the APEX — Mandatory Redemption of APEX upon Redemption of Preferred.”

Each notice shall state:

•	the redemption date;

•	the number of shares of the Preferred to be redeemed and, if less than all shares of the Preferred held by the holder are to be redeemed, the number of shares to be redeemed from the holder;

•	the redemption price; and

•	the place or places where the Preferred is to be redeemed.

Our right to redeem the Preferred once issued is subject to two important limitations. First, any redemption of the Preferred is subject to prior approval of the Federal Reserve Board (or any successor banking agency). Second, we have entered into Replacement Capital Covenants, described under “Replacement Capital Covenants” below, relating to the APEX and the Preferred. The Replacement Capital Covenant only benefits holders of Covered Debt, as defined below, and is not enforceable by holders of APEX or the Preferred. However, the Replacement Capital Covenants could preclude us from repurchasing APEX or redeeming or repurchasing shares of the Preferred at a time we might otherwise wish to do so.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of GS Group, holders of the Preferred are entitled to receive out of assets of GS Group available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, before any distribution of assets is made to holders of common stock or of any of our other shares of stock ranking junior as to such a distribution to the shares of the Preferred, a liquidating distribution in the amount of $100,000 per share, plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Preferred are not entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if the assets of GS Group are not sufficient to pay the liquidation preferences in full to all holders of the Preferred and all holders of any other shares of our stock ranking equally as to such distribution with the Preferred, the amounts paid to the holders of the Preferred and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of stock on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of Authorized Preferred and any other shares of our stock ranking equally as to the liquidation distribution, the holders of our other stock shall be entitled to receive all remaining assets of GS Group according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of GS Group with any other entity, including a merger or consolidation in which the holders of Preferred receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of GS Group for cash, securities or other property shall not constitute a liquidation, dissolution or winding up of GS Group.

Voting Rights

Except as provided below, the holders of the Preferred have no voting rights.

Whenever dividends on any shares of the Preferred shall have not been declared and paid for a period the equivalent of six or more dividend payments, whether or not consecutive, equivalent to at least 18 months Dividend Periods (a “Nonpayment”), the holders of such shares, voting together as a class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (the “Preferred Stock Directors”), provided that the election of any such director shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two Preferred Stock Directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the of record of at least 20% of the Preferred or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of the Preferred and any such series of voting preferred stock for at least one year four Dividend Periods, whether or not consecutive, following the Nonpayment shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for payment).

As used in this prospectus, “voting preferred stock” means any other class or series of preferred stock of GS Group ranking equally with the Preferred either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable. Voting preferred stock includes the Authorized Preferred to the extent their like voting rights are exercisable at such time. Whether a plurality, majority or other portion of the shares of the Preferred and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the shares voted.

If and when dividends for at least four Dividend Periods, whether or not consecutive, following a Nonpayment have been paid in full (or declared and a sum sufficient for such payment shall have been set aside), the holders of the Preferred shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for at least four Dividend Periods, whether or not consecutive, we may take account of any dividend we elect to pay for a Dividend Period after the regular dividend date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Preferred when they have the voting rights described above (voting together as a class with all series of voting preferred stock then outstanding). So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Preferred and all voting preferred stock when they have the voting rights described above (voting together as a class). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

So long as any shares of the Preferred remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Preferred and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting:

•	amend or alter the provisions of GS Group’s restated certificate of incorporation or the certificate of designations of the Preferred so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of GS Group;

•	amend, alter or repeal the provisions of GS Group’s restated certificate of incorporation or the certificate of designation of the Preferred so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Preferred, taken as a whole; or

•	consummate a binding share exchange or reclassification involving the Preferred or a merger or consolidation of GS Group with another entity, unless in each case (i) the shares of the Preferred remain outstanding or, in the case of any such merger or consolidation with of Preferred remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Authorized Preferred or Preferred or other authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Preferred with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of GS Group will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Preferred for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

Without the consent of the holders of the Preferred, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Preferred, we may amend, alter, supplement or repeal any terms of the Preferred:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designations for the Preferred that may be defective or inconsistent; or

•	to make any provision with respect to matters or questions arising with respect to the Preferred that is not inconsistent with the provisions of the certificate of designations.

The foregoing voting provisions do not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Preferred to effect such redemption.

Form

The Preferred are issued only in fully registered form. Other than the fractional shares currently held by each Trust, no fractional shares will be issued unless a Trust is dissolved and we deliver the shares, rather than depositary receipts representing the shares, to the registered holders of its APEX. If a Trust is dissolved and depositary receipts or shares of the Preferred held by the Trust are distributed to holders of its APEX, we would intend to distribute them in book-entry form only and the procedures governing holding and transferring beneficial interests in the Preferred, and the circumstances in which holders of beneficial interests will be entitled to receive certificates evidencing their shares or depositary receipts, will be as described under “Book-Entry System” below. If we determine to issue depositary shares representing fractional interests in the Preferred, each depositary share will be represented by a depositary receipt. In such an event, the Preferred represented by the depositary shares will be deposited under a deposit agreement among GS Group, a depositary and the holders from time to time of the depositary receipts representing depositary shares. Subject to the terms and conditions of any deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of the Preferred represented by such depositary share, to all the rights applicable fraction of a share of the Preferred represented by such depositary share, to all the rights and preferences of the Preferred represented thereby (including dividends, voting, redemption and liquidation rights).

Title

We, the transfer agent and registrar for the Preferred held by a Trust, and any of their or our agents may treat the registered owner of the Preferred, which shall be the Property Trustee unless and until the Trust is dissolved, as the absolute owner of that stock, whether or not any payment for the Preferred shall be overdue and despite any notice to the contrary, for any purpose.

Transfer Agent and Registrar

If a Trust is dissolved and shares of the Preferred held by the Trust or depositary receipts representing the Preferred are distributed to holders of APEX, we may appoint a transfer agent, registrar, calculation agent, redemption agent and dividend disbursement agent for the Preferred. The registrar for the Preferred will send notices to shareholders of any meetings at which holders of the Preferred have the right to vote on any matter.

REPLACEMENT CAPITAL COVENANTS

The following is a brief description of the terms of the replacement capital covenants. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the replacement capital covenant, copies of which are available upon request from us as described under “Summary — Where can I find additional information?”

We have entered into Replacement Capital Covenants (each, a “Replacement Capital Covenant”) relating to the APEX and the Preferred. The Replacement Capital Covenants only benefit holders of Covered Debt, as defined below, and are not enforceable by holders of APEX or the Preferred.

However, the Replacement Capital Covenants could preclude us from redeeming or repurchasing the APEX or the Preferred at a time we might otherwise wish to do so.

In the Replacement Capital Covenants, we covenant not to redeem or purchase APEX or shares of the Preferred prior to June 1, 2022 (in the case of Capital II’s APEX and the Series E) or September 4, 2022 (in the case of Capital III’s APEX and the Series F), except in either case to the extent that the applicable redemption or purchase price does not exceed:

•	133.33% of the aggregate amount of (A) net cash proceeds that we or our subsidiaries have received from the issuance and sale of common stock of GS Group and rights to acquire common stock of GS Group and (B) the market value of common stock of GS Group that we or our subsidiaries have delivered or issued as consideration for property or assets in an arm’s-length transaction or in connection with the conversion of any convertible or exchangeable securities, other than securities for which we have received equity credit from a nationally recognized rating agency, plus

•	100% of the aggregate net cash proceeds that we or our subsidiaries have received from the issuance of certain other specified securities that have equity-like characteristics that satisfy the requirements of the Replacement Capital Covenants, in each case since October 17, 2012 (without counting any proceeds received more than once for purposes of these limitations).

Our ability to raise proceeds from qualifying securities will depend on, among other things, market conditions as well as the acceptability to prospective investors of the terms of such qualifying securities.

Our covenants in the Replacement Capital Covenants run in favor of persons that buy, hold or sell our indebtedness during the period that such indebtedness is “Covered Debt,” which is currently comprised of our 6.345% Junior Subordinated Debentures due February 15, 2034, which have CUSIP No. 38143VAA7. Other debt will replace our Covered Debt under the Replacement Capital Covenants on the earlier to occur of:

•	the date two years prior to the maturity of the existing Covered Debt; or

•	the date of a redemption or repurchase of the existing Covered Debt in an amount such that the outstanding principal amount of the existing Covered Debt is or will become less than $100 million.

The Replacement Capital Covenants do not apply to the purchase of the APEX or the Preferred by any subsidiary of ours in connection with any market-making or other secondary market activities.

The Replacement Capital Covenants are subject to various additional terms and conditions and this description is subject to and qualified in its entirety by reference to the Replacement Capital

Covenants, copies of which are available upon request from us. We may amend or supplement the Replacement Capital Covenants with the consent of the holders of a majority by principal amount of the debt that at the time of the amendment or supplement is the Covered Debt, provided that no such consent shall be required if (i) such amendment or supplement eliminates common stock and rights to acquire common stock as replacement capital securities if, after the date of the Replacement Capital Covenants, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to eliminate common stock and rights to acquire common stock as replacement capital securities would result in a reduction in our earnings per share as calculated in accordance with generally accepted accounting principles in the United States, (ii) such amendment or supplement is not adverse to the holders of the Covered Debt, and an officer of GS Group has delivered to the holders of the then-effective series of Covered Debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the holders of the Covered Debt, or (iii) the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as replacement capital securities (other than the securities covered by clause (i) above), and an officer of GS Group has delivered to the holders of the then effective series of Covered Debt a written certificate to that effect. The Replacement Capital Covenants may be terminated if the holders of at least a majority by principal amount of the Covered Debt so agree, or if we no longer have outstanding any long-term indebtedness that qualifies as Covered Debt, without regard to whether such indebtedness is rated by a nationally recognized statistical rating organization.

In addition, any redemption of the Preferred is subject to prior approval of the Federal Reserve Board.

Subject to the limitations described above and the terms of any outstanding debt instruments, and, any preferred stock ranking senior to the Preferred, we or our affiliates may from time to time purchase any outstanding APEX by tender, in the open market or by private agreement.

UNITED STATES TAXATION

The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of APEX. This summary deals only with beneficial owner of an APEX (each a “U.S. holder”) that is:

•	a citizen or resident of the United States;

•	a corporation (or other entity that is treated as a corporation for U.S. federal tax income purposes) created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over its administration, and one or more U.S. persons (as determined for U.S. federal income tax purposes) have the authority to control all of its substantial decisions.

An Owner of an APEX that is not a U.S. holder may be subject to withholding tax with respect to distributions on its APEX and should consult its tax advisor regarding the tax consequences of its ownership of APEX. This summary addresses only U.S. holders that own APEX as capital assets. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	securities or currency dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies, regulated investment companies or real estate investment trusts;

•	small business investment companies or S corporations;

•	investors that hold their APEX through a partnership or other entity that is treated as a partnership for U.S. federal income tax purposes;

•	persons whose functional currency is not the U.S. dollar;

•	retirement plans or other tax-exempt entities, or persons holding the APEX in tax-deferred or tax-advantaged accounts;

•	investors holding APEX as part of a “straddle,” a “wash sale” or a “conversion transaction” for U.S. federal income tax purposes or investors holding APEX that are a hedge or that are hedged against interest rate or currency risks, or as part of some other integrated investment; or

•	investors subject to the alternative minimum tax.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

The authorities on which this discussion is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of APEX may differ from the treatment described below.

Please consult your own tax advisor concerning the consequences of owning the APEX in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

Classification of the Trusts

In the opinion of Sullivan & Cromwell LLP, the Trusts will not be classified as associations or publicly traded partnerships taxable as corporations for U.S. federal income tax purposes assuming full compliance with the terms of their respective Trust Agreements. The Trusts treat themselves as one or more grantor trusts or agency arrangements. By purchasing an APEX, you will agree to treat the applicable Trust as one or more grantor trusts or agency arrangements. Under this treatment, for U.S. federal income tax purposes, you will be treated as purchasing and owning an undivided beneficial ownership interest in the Preferred, and will be required to take into account your pro rata share of all the items of income, gain, loss, or deduction of the applicable Trust corresponding to the APEX you own. The character of the income included by you as a holder of APEX generally will reflect the character of the applicable Trust’s income. In addition, upon a sale, exchange or other taxable disposition of a APEX, you will be treated as having sold, exchanged or disposed of your pro rata interest in the Preferred, and must allocate the proceeds realized from the disposition among such assets in proportion to their respective fair market values at the time of the disposition.

Taxation of an APEX

Each APEX is treated for U.S. federal income tax purposes as an undivided beneficial ownership interest in the corresponding 1/100th interest in a share of Preferred. Your aggregate initial U.S. federal income tax basis in your interest in the Preferred should equal the purchase price you paid for the APEX.

Distribution on the APEX. Any distribution on the APEX (corresponding to any distribution on the Preferred) that we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by you when received by the Trust. Any such dividend will be eligible for the dividends-received deduction if you are an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends-received deduction. Dividends paid to non-corporate U.S. holders are generally subject to a maximum federal income tax rate of 20% if the holder holds its interest in the APEX for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets certain other requirements. Distributions in excess of our current and accumulated earnings and profits are treated first as a non-taxable return of capital to the extent of your basis in the APEX, and then as capital gain.

Redemption of Preferred; Disposition of APEX. Subject to the discussion below regarding certain redemptions, upon a redemption by us of the Preferred or a disposition of APEX corresponding to the Preferred, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in your interest in the APEX. Your adjusted tax basis in the APEX at the time of any such redemption or disposition should generally equal your initial tax basis in the APEX at the time of purchase, reduced by the amount of any cash distributions that are not treated as dividends, and with respect to corporate holders, by certain distributions treated as “extraordinary dividends”. Such capital gain or loss generally will be long-term capital gain or loss if you held the APEX for more than one year. The deductibility of capital losses is subject to limitations.

Under certain circumstances, an amount paid to you in connection with a redemption of the Preferred may be treated as a distribution (taxed in the manner described under “— Dividends on the Preferred” above) as opposed to an amount realized on the redemption of the Preferred if, immediately following the redemption, you own directly or indirectly (taking into account applicable constructive ownership rules) shares of any other class of our stock. If you own (or are deemed to own) shares of any other class of our stock, you should consult your own tax advisor regarding the consequences of receiving a payment in connection with a redemption of the Preferred.

Dissolution of a Trust

Under certain circumstances, we may dissolve a Trust and distribute the Preferred to the holders of APEX. A distribution of Preferred to you as a holder of APEX upon the dissolution of a Trust will not be a taxable event to you for U.S. federal income tax purposes, and your tax basis in shares of the Preferred received generally will be the same as your tax basis in your interest in the related Trust. Your holding period in Preferred generally would include your holding period in the related APEX.

Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its dividend income and its net gains from the disposition of APEX corresponding to the Preferred, unless such dividend payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the APEX.

Backup Withholding Tax and Information Reporting

In general, if you are a U.S. holder, we will be required to report the payment of dividends on your APEX to the Internal Revenue Service unless you are a corporation or other exempt U.S. holder. Backup withholding will apply to payments of dividends to you unless you are an exempt U.S. holder or you furnish your taxpayer identification number in the manner prescribed in applicable regulations, certify that such number is correct, certify as to no loss of exemption from backup withholding and meet certain other conditions.

In general, payment of the proceeds from the disposition of APEX to or through the U.S. office of a broker is subject to information reporting and backup withholding unless you establish an exemption from information reporting and backup withholding. Payment of the proceeds from the disposition of APEX effected at a foreign office of a broker will not be subject to information reporting or back withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States

Any amounts withheld from you under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Foreign Account Tax Compliance

A U.S. law enacted in 2010 (commonly known as “FATCA”) could impose a withholding tax of 30% on dividend income and other periodic payments on APEX paid to you or any non-U.S. person or entity that receives such income (a “non-U.S. payee”) on your behalf, unless you and each such non-U.S. payee in the payment chain comply with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements. This withholding tax could also apply to all payments made upon maturity, redemption, or sale of certain APEX by a non-compliant payee. In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker), withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution’s U.S. account holders (which would include some account holders that are non-U.S. entities but have U.S. owners). Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

Withholding may be imposed at any point in a chain of payments if the payee is not compliant. A chain may work as follows, for example: The payment is transferred through a paying agent to a clearing system, the clearing system makes a payment to each of the clearing system’s participants, and finally the clearing system participant makes a payment to a non-U.S. bank or broker through which you hold the APEX, who credits the payment to your account.

Accordingly, if you receive payments through a chain that includes one or more non- U.S payees, such as a non-U.S. bank or broker, the payment could be subject to withholding if, for example, your non-U.S. bank or broker through which you hold the APEX fails to comply with the FATCA requirements and is subject to withholding. This would be the case even if you would not otherwise have been directly subject to withholding.

A number of countries have entered into, and other countries are expected to enter into, agreements with the U.S. to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk that APEX will be subject to the withholding described above, these agreements are expected to reduce the risk of the withholding for investors in (or investors that indirectly hold APEX through financial institutions in) those countries.

The withholding tax described above could apply to all dividends on the APEX. In addition, the withholding tax described above could apply to payments upon the maturity, redemption or sale of the APEX payments that are not treated as dividends for United States federal income tax purposes, in each case paid on or after January 1, 2017. We will not pay any additional amounts in respect of this withholding tax, so if this withholding applies, you will receive less than the amount that you would have otherwise received.

Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any withheld amounts. You should consult your own tax advisors regarding FATCA. You should also consult your bank or broker through which you would hold the APEX about the likelihood that payments to it (for credit to you) may become subject to withholding in the payment chain.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

Please note that in this prospectus, references to “holders” mean those who own securities registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through The Depositary Trust Company.

The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC,” acts as securities depositary for the APEX. The APEX are issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate number of each series of APEX, are issued and deposited with DTC and bear a legend regarding the restrictions on exchanges and registration of transfer referred to below. In the event a Trust is dissolved prior to the redemption of the Preferred it holds, one or more fully registered global security certificates, representing the total aggregate number of shares of the Preferred, or if we issue depositary receipts to evidence the Preferred in such circumstances, the total aggregate number of depositary receipts, will be issued and deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Trust Agreement and the Guarantee or the Indenture or in the case of the Preferred, entitled to the rights of holders thereof under our restated certificate of incorporation. Beneficial owners that are not participants are permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Ownership of beneficial interests in the global security certificates is limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates is shown only on, and the transfer of those ownership interests are effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time.

None of us, the trustees of a Trust, a Guarantee Trustee, or any agent for us or any of them, has any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under a Trust Agreement, Guarantee or our restated certificate of incorporation, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we and the trustees of the Trust believe to be accurate, but we assume no responsibility for the accuracy thereof. None of us, a Trust, the trustees of a Trust, any registrar and transfer agent, any paying agent or any agent of any of us or them, has any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Below, we describe special considerations that apply to registered securities issued in global — i.e., book-entry — form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who Is the Legal Owner of a Registered Security?

Each APEX is represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of APEX. We refer to those who have APEX registered in their own names, on the books that we or the trustee maintain for this purpose, as the “holders” of those APEX. These persons are the legal holders of the APEX. We refer to those who, indirectly through others, own beneficial interests in APEX that are not registered in their own names as indirect owners of those APEX. As we discuss below, indirect owners are not legal holders, and investors in APEX issued in book-entry form or in street name are indirect owners.

Book-Entry Owners

The APEX are issued in book-entry form only. This means APEX are represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the APEX on behalf of themselves or their customers.

For APEX issued in global form, the relevant Trust recognizes only the depositary as the holder of the APEX and the Trust makes all payments on the APEX to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the APEX.

As a result, investors do not own APEX directly. Instead, they own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the APEX are issued in global form, investors are indirect owners, and not holders, of the securities.

Street Name Owners

In the future a Trust may terminate a global security and issue APEX in non-global form. In that case, investors may choose to hold their APEX in their own names or in street name. APEX held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those APEX through an account he or she maintains at that institution.

For APEX held in street name, the relevant Trust will recognize only the intermediary banks, brokers and other financial institutions in whose names the APEX are registered as the holders of those APEX and the Trust will make all payments on those APEX to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold APEX in street name will be indirect owners, not holders, of those APEX.

Legal Holders

Our obligations, the obligations of the Trusts, as well as the obligations of the trustees under the Trust Agreements and any other third parties employed by us or the trustees, run only to the holders of the APEX. Neither we nor the Trusts have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a APEX or has no choice because the relevant Trust is issuing the APX only in global form.

For example, once a Trust makes a payment or gives a notice to the holder, the Trust has no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if the Trust wants to obtain the approval of the holders for any purpose — e.g., to amend the amended and restated trust declaration or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture — the Trust would seek the approval only from the holders, and not the indirect owners, of the APEX. Whether and how the holders contact the indirect owners is up to the holders.

Special Considerations for Indirect Owners

If you hold APEX through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you APEX registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the APEX if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the APEX are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

The APEX are issued in book-entry form only. Each APEX issued in book-entry form are represented by a global security that the relevant Trust deposits with and registers in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that the Trust selects for any APEX for this purpose is called the “depositary” for that APEX. The initial depositary is The Depository Trust Company, New York, New York, which is known as “DTC.”

Investors may also hold beneficial interests in a global security through Euroclear Bank SA/NV, which is known as “Euroclear” or Clearstream Banking, société anonyme, which is known as “Clearstream,” as DTC participants.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” If termination occurs, the relevant Trust may issue the APEX through another book-entry clearing system or the APEX may no longer be held through any book-entry clearing system.

The depositary, or its nominee, is the sole registered owner and holder of all APEX represented by a global security, and investors are permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose APEX is represented by a global security is not a holder of the APEX, but only an indirect owner of an interest in the global security.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security are governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. The Trusts do not recognize this type of investor or any intermediary as a holder of APEX and instead deal only with the depositary that holds the global security.

Because the APEX are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the APEX to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the APEX, except in the special situations we describe below;

•	An investor is an indirect holder and must look to his or her own bank or broker for payments on the APEX and protection of his or her legal rights relating to the APEX, as we describe above under “— Who Is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the APEX to some insurance companies and other institutions that are required by law to own securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the APEX must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, the Trusts and the trustees have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, the Trusts and the trustees also do not supervise the depositary in any way;

•	The depositary requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the global securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, requires those who purchase and sell interests in that global security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. The Trusts do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the APEX it represented. After that exchange, the choice of whether to hold the APEX directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who Is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•	if the depositary notifies us and the Trust that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the depositary that we wish to terminate that global security and we do not appoint another institution to act as depositary within 60 days; or

•	if an event of default has occurred with regard to the corresponding subordinated debt securities under the indenture and has not been cured or waived.

DTC’s current rules provide that it would notify its participants of a request by us or the Trust to terminate a global security, but will only withdraw beneficial interests from the global security at the request of each DTC participant.

If a global security is terminated, only the depositary, and not we, the Trust or the trustees is responsible for deciding the names of the institutions in whose names the APEX represented by the global security will be registered and, therefore, who will be the holders of those APEX.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearing systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, Euroclear and Clearstream may hold interests in a global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the APEX made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those clearing systems could change their rules and procedures at any time. Neither we nor the Trust have control over those systems or their participants, and neither we nor the Trust take responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors are able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any APEX held through those clearing systems only on days when those systems are open for business. Those clearing systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the APEX through these clearing systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE

SECURITIES LITIGATION REFORM ACT OF 1995

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated in this prospectus by reference (and in any of our annual reports for a subsequent fiscal year that are so incorporated). See “Summary — Where Can I Find Additional Information” above for information about how to obtain a copy of this annual report.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

The Goldman Sachs

Group, Inc.

Normal Automatic Preferred Enhanced Capital Securities

of

Goldman Sachs Capital II

Goldman Sachs Capital III

fully and unconditionally

guaranteed by

The Goldman Sachs

Group, Inc.

Goldman, Sachs & Co.